EXHIBIT 99
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FOR IMMEDIATE RELEASE
---------------------


Contact: Raymond Martz, Vice President of Finance/Investor Relations-- Bethesda +301/941-1516



            LASALLE HOTEL PROPERTIES REINSTATES NORMALIZED
                    QUARTERLY DIVIDEND AT 21 CENTS

         Company Plans to Convert to Monthly Dividends in 2003


BETHESDA, MD, OCTOBER 3, 2002 -- LaSalle Hotel Properties (NYSE: LHO) today announced the reinstatement of a normalized quarterly dividend of $0.21 per common share of beneficial interest for the third quarter ended
September 30, 2002. The dividend is payable on November 15, 2002 to shareholders of record as of October 31, 2002.

"The Board and management believe reinstating the normalized dividend at this significant level is appropriate at this time," stated Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "Our balance sheet is strong and our cash flow is significant. Leverage is less than four and a half times EBITDA, interest coverage is over three times, and we are looking at favorable long-term prospects for the lodging industry and our Company. This level of dividend payment provides an attractive dividend yield to our income-focused shareholders, yet leaves substantial cash flow for capital investments in our existing hotels and new property opportunities that may arise."

The Company also announced that it currently anticipates a $0.21 per common share dividend for the fourth quarter of 2002 to be paid in January 2003. The Company received a waiver on the restrictions on shareholder distributions of $0.20 for the third and fourth quarters of 2002 and $0.30 for the first and second quarters of 2003. These restrictions were put in place in February 2002 by the lenders of its Senior Unsecured Credit Facility when there was significant uncertainty in the marketplace. However, due to the Company's operating performance and its successful preferred equity offering in March 2002, the lenders believed the additional restrictions on distributions were no longer necessary.

Beginning in 2003, the Company plans to pay monthly dividends in lieu of quarterly dividends to its common shareholders of beneficial interest. The first monthly dividend is anticipated to be paid in February for the month of January at a level of $0.07 per common share of beneficial interest.

Commenting on the conversion to a monthly dividend policy, Mr. Bortz stated, "We are making this change to monthly dividends to allow us to better align our dividend payments with the cash flow needs and desires of our shareholders, particularly our retail holders, and to increase the returns to all shareholders through the power of compounding."

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust ("REIT"), which owns 17 upscale and luxury full-service hotels, totaling approximately 5,900 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic





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relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels & Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Interstate Hotels & Resorts, Inc., and the Kimpton Hotel & Restaurant Group, LLC.



                         ADDITIONAL CONTACTS:
                         -------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
301/941-1516





             For additional information, please visit our
                   web site at www.lasallehotels.com

















































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